Exhibit 99.4

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Inquiries, toll-free, at (800) 842-6929. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the Stock Information Center at the telephone number listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Dear Valued Customer:

I am pleased to tell you about an investment opportunity and just as importantly, to request your vote. Pursuant to a Plan of Conversion (the “Plan”), Fairmount Bancorp, Inc. is conducting an initial public offering of its common stock. After the offering is completed, Fairmount Bancorp will become the holding company of Fairmount Bank. As a result of the offering, Fairmount Bank will convert from the mutual (meaning no stockholders) to the stock form of organization. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure describing the conversion, the offering and the Plan.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by our depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Fairmount Bank. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Only Envelope provided. Our Board of Directors urges you to vote “FOR” the PLAN.

Please note:

•	The proceeds resulting from the sale of stock will allow us to grow and to expand our services;
•

There will be no change to account numbers, interest rates or other terms of your accounts at Fairmount Bank; Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits;

•	You will continue to enjoy the same services offered by our courteous and professional staff;
•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As an eligible Fairmount Bank depositor, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Only Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern time, on                     , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a Fairmount Bank customer.

Sincerely,

Joseph M. Solomon

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5778

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Fairmount Bancorp, Inc., a newly-formed corporation that will serve as the parent company of Fairmount Bank, is offering shares of its common stock for sale at a price of $10.00 per share, in connection with the mutual-to-stock conversion of Fairmount Bank. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Fairmount Bank at the close of business on September 30, 2008 or                          whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public.

Please read the enclosed materials carefully, before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Only Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern time, on                     , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the Prospectus and Questions & Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Fairmount Bancorp, Inc. stockholder.

Sincerely,

Joseph M. Solomon

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5778

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an investment opportunity. Fairmount Bancorp, Inc., a newly-formed corporation that will serve as the parent company of Fairmount Bank, is offering shares of its common stock for sale at a price of $10.00 per share, in connection with the mutual-to-stock conversion of Fairmount Bank. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Fairmount Bancorp, Inc. common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Only Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern time, on                     , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the Prospectus and Questions & Answers Brochure, or call our Stock Information Center at the number shown below.

Sincerely,

Joseph M. Solomon

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5778,

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

I

Dear Valued Customer:

I am pleased to inform you that, pursuant to a Plan of Conversion (the “Plan”), Fairmount Bancorp, Inc., a newly-formed corporation that will serve as the parent company of Fairmount Bank, is conducting its initial public offering of common stock. As a result of the offering, Fairmount Bank will convert from the mutual (meaning no stockholders) to the stock form of organization.

Although we have received conditional regulatory approval, the Plan is also subject to approval by our depositors. YOUR VOTE IS IMPORTANT TO US — NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may have received more than one proxy card, depending on the ownership structure of your accounts at Fairmount Bank. To cast your vote, please sign each proxy card and return the card(s) in the Proxy Reply Only Envelope provided. Our Board of Directors urges you to vote “FOR” the Plan. Please note:

•	The proceeds resulting from the sale of stock will allow us to grow and to expand our services.

•

There will be no change to account numbers, interest rates or other terms of your accounts at Fairmount Bank. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•	You will continue to enjoy the same services offered by our courteous and professional staff.

Although you may vote on the Plan, we regret that Fairmount Bancorp, Inc. is unable to offer its common stock to you because the small number of depositors in your state makes registration or qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical. Therefore, we have not enclosed a Stock Order Form.

If you have any questions about voting on the Plan, refer to the enclosed information or call our Stock Information Center at the number shown below.

I thank you for your continued support as a customer of Fairmount Bank.

Sincerely,

Joseph M. Solomon

President & Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at 1-(877) 821-5778

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

B

Dear Sir/Madam:

At the request of Fairmount Bancorp, Inc., we are enclosing materials regarding the offering of shares of Fairmount Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Fairmount Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[Fairmount Bancorp, Inc. Letterhead]

[imprinted with name & address of subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of Fairmount Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center, toll-free, at 1-(877)         -            , Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern time. Please refer to the batch and order number listed below when contacting our Stock Information Center.

Stock Registration:

Name1

Name2

Name3

Street1

Street2

City, State Zip

Other Order Information:

Batch #:

Order #:

Number of Shares Requested:

Offering Category:              (subject to verification; see descriptions below)

Ownership Type:

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated                 , 2010, in the section entitled “The Conversion and Offering” under the headings, “Subscription Offering and Subscription Rights” and “Limitations on Common Stock Purchases.”

The offering period ends at 2:00 p.m., Eastern time, on                 , 2010. We are then required to receive final regulatory approval before stock certificates can be mailed and the newly issued shares can begin trading. This may not occur for several weeks after                 , 2010. Your patience is appreciated.

Thank you for your order,

FAIRMOUNT BANCORP, INC.

Offering Category Descriptions:

1.	Depositors of Fairmount Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2008;

2.	Fairmount Bank’s tax-qualified employee benefit plans;

3.	Depositors of Fairmount Bank with aggregate account balances of at least $50 as of the close of business on ;

4.	Depositors of Fairmount Bank as of , 2010;

5.	General Public – Residents of Baltimore City, Maryland, and the Maryland counties of Baltimore and Hartford;

6.	General Public – Other.

NOTE: This is handled at the Stock Information Center.

STOCK CERTIFICATE MAILING LETTER

[Fairmount Bancorp, Inc. Letterhead]

Dear Stockholder:

I would like to welcome you as a stockholder of Fairmount Bancorp, Inc. A total of                      shares were purchased by investors at $10.00 per share. Thank you for your investment and your confidence in our organization.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact Registrar and Transfer Company, our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest at the Fairmount Bank passbook savings rate of 1% per annum, calculated from the date your funds were processed until                 , 2010.

If your stock order was paid in full or in part by authorizing a withdrawal from a Fairmount Bank deposit account, the withdrawal was made on                 , 2010. Until then, interest was earned at your current passbook savings rate, and the interest remains in your account.

Fairmount Bancorp, Inc. common stock trades on the Over-the-Counter Bulletin Board, under the symbol “            .” Should you wish to buy or sell Fairmount Bancorp, Inc. shares in the future, please contact a stockbroker.

Thank you for sharing in our company’s future.

Sincerely,

Joseph M. Solomon President and Chief Executive Officer

NOTE: Letter assumes the order is filled. This letter will be tailored in the event of an oversubscription to mention interest plus refund. This letter will be mailed by the Transfer Agent.

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING “FOR” THE PLAN OF CONVERSION.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE COMMON STOCK DURING THE OFFERING.

THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF, MANAGEMENT OR YOUR DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings, please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877) 821-5778

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you. You may receive a courtesy telephone call. Please feel free to ask questions of our agent.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE. YOUR VOTE CANNOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Your Board of Directors urges you to vote “FOR” the Plan.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF COMMON STOCK IN THE OFFERING, NOR DOES IT AFFECT YOUR FARIMOUNT BANK

DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877) 821-5778

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN OF CONVERSION.

In order to implement the Plan of Conversion,

we must obtain the approval of our depositors.

Please disregard this notice if you have already voted.

If you are unsure whether you voted,

vote the enclosed replacement Proxy Card.

Your vote cannot be counted twice!

If you receive more than one of these remainder mailings,

please vote each Proxy Card received. None are duplicates!

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center toll-free at 1-(877) 821-5778

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

FAIRMOUNT BANCORP, INC. [LOGO]

Proposed Holding Company for Fairmount Bank

UP TO 575,000 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

Fairmount Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Fairmount Bancorp, Inc. without sales commissions or fees, during the offering period.

This offering expires at 2:00 p.m., on                      , 2010.

To receive a copy of the Prospectus and stock order form,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE / MEETING NEWSPAPER ADVERTISEMENT- (Optional)

FAIRMOUNT BANCORP, INC. [LOGO]

Proposed Holding Company for Fairmount Bank

UP TO 575,000 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

Fairmount Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Fairmount Bancorp, Inc. without sales commissions or fees, during the offering period.

You Are Cordially Invited….

To an informational meeting to learn about the offering of Fairmount Bancorp, Inc. common stock and the business of Fairmount Bank

[DATE]

_:00 p.m.

[Location]

[Street]

[City]

To make a reservation or to receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME, ON                 , 2010.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER - VOTE

[This notice should be printed by Fairmount Bank, and should be placed in the branch after the stock information center opens, in one or more ways: on an easel, on the front doors, at teller windows, on counters, at customer service/branch manager’s desk.]

HAVE YOU VOTED YET?

We would like to remind customers to vote on our Plan of Conversion.

•	The Plan will not result in changes to our staff or your account relationships with Fairmount Bank.

•	Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•	Voting does not obligate you to purchase shares of common stock during our stock offering.

Your Board of Directors recommends that you join them in voting

“FOR” the Plan.

If you have questions about voting,

call our Stock Information Center, toll-free,

at 1-(877)             -

from 10:00 a.m. to 4:00 p.m., Monday through Friday

Our Stock Information Center is closed on weekends and bank holidays.

FAIRMOUNT BANK [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER – BUY (Optional)

******************************

OUR STOCK OFFERING EXPIRES                      , 2010

We are conducting an offering of shares of our common stock

UP TO 575,000 SHARES

COMMON STOCK

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., ON                      , 2010

******************************

¡

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

FAIRMOUNT BANCORP, INC. [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

COMMUNITY MEETING INVITATION (Optional)

[included in initial mailing package]

FAIRMOUNT BANCORP, INC [LOGO]

You’re Invited!

You are cordially invited to an Informational Meeting to learn more about the offering of Fairmount Bancorp, Inc. common

stock and the business of Fairmount Bank.

Executive officers of Fairmount Bank will present information and answer your questions.

DATE

TIME

PLACE

ADDRESS

FOR RESERVATIONS, PLEASE CALL:

Fairmount Bancorp, Inc.

Stock Information Center

toll-free at 1-(877)             -            ,

From 10:00 a.m. to 4:00 p.m., Eastern time,

Monday through Friday, except bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions and Answers

About Our Conversion and Stock Offering

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section beginning on page             .

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Fairmount Bank, our customers, and the communities we serve.

Q.	What is the conversion?

A.	Under our Plan of Conversion (the “Plan”), Fairmount Bank will “convert” from a federal mutual (meaning no stockholders) savings bank to the stock form of organization through the sale of shares of Fairmount Bancorp, Inc. common stock. Upon completion of the conversion, 100% of the common stock will be owned by stockholders, and Fairmount Bancorp, Inc. will own Fairmount Bank.

Q.	What are the reasons for the conversion and the offering?

A.	Our primary reasons for converting and raising additional capital through the offering are to: provide a larger capital cushion for asset growth; support growth and diversification of operations, products and services to transition the Bank into a full-service community bank; improve our overall capital and competitive position; increase the Bank’s loans to one borrower limit and allow the Bank to make larger loans; provide additional financial resources to pursue branch expansion and possible future acquisition opportunities (we have no current arrangements or agreements with respect to any such branches or acquisitions); provide better capital management tools; and attract and retain qualified directors, officers and other employees by establishing stock-based compensation plans.

Q.	Is Fairmount Bank considered “well-capitalized” for regulatory purposes?

A.	Yes. As of December 31, 2009, Fairmount Bank was considered “well-capitalized” for regulatory purposes.

Q.	Will customers notice any change in Fairmount Bank’s day-to-day activities as a result of the conversion and the offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management and staff as a result of the conversion. Fairmount Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to depositor approval.

Q.	Why should I vote on the Plan of Conversion?

A.	Your vote “For” the Plan is extremely important. Each Fairmount Bank depositor as of , 2010 received a Proxy Card attached to a stock order form. These customers’ packages also include a Proxy Statement describing the Plan, which cannot be implemented without depositor approval.

Our Board of Directors believes that converting to a fully-public corporate structure will best support our future growth and expansion of services.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Only Envelope. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositors who continue to be depositors as of the date of the Special Meeting of Members are entitled to one vote for each $100 on deposit. No depositor may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit account on , 2010, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit account. Proxy Cards for joint deposit accounts require the signature of only one of the accountholders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Fairmount Bancorp, Inc. is offering for sale between 425,000 and 661,250 shares of common stock at $10.00 per share.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Fairmount Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority #1—Depositors of Fairmount Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2008;

Priority #2—Our tax-qualified employee benefit plans;

Priority #3—Depositors of Fairmount Bank with aggregate account balances of at least $50 as of the close of business on ; and,

Priority #4—Depositors of Fairmount Bank as of , 2010.

Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given to natural persons residing in Baltimore City, Maryland and the Maryland counties of Baltimore and Harford.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible depositor?

A.

No…subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible depositor(s). On occasion, unscrupulous people attempt to persuade depositors to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible depositors’ subscription rights in the offering. We urge you to read the enclosed “Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic, or you may contact the Office of Thrift Supervision Consumer Inquiries, toll-free, at (800) 842-6929.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a stock order form may be made by mail, using the Stock Order Reply Only Envelope provided, by overnight courier to the indicated address on the stock order form, or by hand-delivery to Fairmount Bank, located at 8216 Philadelphia Road, Baltimore, Maryland.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly-executed stock order form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Eastern time, on , 2010. Acceptable methods for delivery of stock order forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Fairmount Bancorp, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Fairmount Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from Fairmount Bank deposit account(s). The stock order form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the stock order form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Fairmount Bank, may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at the Fairmount Bank passbook savings rate from the day we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Fairmount Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person is 15,000 ($150,000). Additionally, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 15,000 shares ($150,000). More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus in the section entitled “The Conversion and Offering—Limitations on Common Stock Purchases”.

Q.	May I use my Fairmount Bank individual retirement account to purchase the shares?

A.	You may use funds currently held in retirement accounts with Fairmount Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Fairmount Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2010 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Fairmount Bank to pay for shares?

A.	No. Fairmount Bank, by regulation, may not extend a loan for the purchase of Fairmount Bancorp, Inc. common stock during the offering. Similarly, you may not use existing Fairmount Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by , 2010.

Q.	Are executive officers and directors of Fairmount Bank planning to purchase stock?

A.

Yes! Executive officers and directors, together with their associates, are expected to subscribe for an aggregate of 65,000 shares ($650,000), or approximately 15.29% of common stock to be sold in the offering at the minimum of the offering range.

Q.	Will the stock be insured?

A.	No. Like any common stock, Fairmount Bancorp, Inc.’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	We have no plans or understandings with respect to the payment of dividends. The payment and amount of any dividend will depend upon a number of factors, including regulatory capital requirements, our financial condition and results of operation, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure that we will pay dividends, or that, if paid, we will not reduce or eliminate dividends in the future.

Q.	How will Fairmount Bancorp, Inc. shares trade?

A.	Upon completion of the conversion and offering, Fairmount Bancorp, Inc.’s shares are expected to trade on the Over-the-Counter Electronic Bulletin Board. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Fairmount Bancorp, Inc. shares in the future.

Q.	If I purchase shares in the Fairmount Bancorp, Inc. offering, when will I receive my stock certificate?

A.	Stock certificates will be mailed by Registrar and Transfer Company, our transfer agent, as soon as possible after completion of the stock offering. Although the shares of Fairmount Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) 821-5778, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.